CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges											EXHIBIT 12 (i)

			2009			2008		Year Ended December 31,
			3 Months	9 Months	12 Months	3 Months	9 Months
			Ended	Ended	Ended	Ended	Ended
		Earnings: ($000)	Sep 30	Sep 30	Sep 30	Sep 30	Sep 30	2008	2007	2006	2005	2004
A.		Net income from Continuing Operations	$5,352	$27,016	$38,241	$2,885	$23,856	$35,081	$42,636	$43,084	$44,291	$42,423
B.		Preferred Stock Dividends	242	727	970	242	727	970	970	970	970	970
C.		Federal and State Income Tax	3,327	17,152	24,879	1,193	14,102	21,829	21,898	23,769	25,819	31,256
	Less	Income from Equity Investments	(75)	2	111	123	459	568	1,895	1,810	1,456	922
	Plus	Cash Distribution from Equity Investments	324	1,353	1,522	913	2,294	2,463	3,427	1,315	1,833	1,776
D.		Earnings before Income Taxes and Equity Inv.	$9,320	$46,246	$65,501	$5,110	$40,520	$59,775	$67,036	$67,328	$71,457	$75,503
E.		Fixed Charges
		Interest on Other-Long-Term Debt	5,355	15,229	20,683	4,926	15,064	20,518	18,653	16,425	13,826	11,488
		Other Interest	1,514	3,946	5,174	1,413	3,826	5,054	4,379	3,622	2,577	5,517
		Interest Portion of Rents(1)	223	792	1,033	327	979	1,220	1,278	1,112	1,077	1,192
		Amortization of Premium & Expense on Debt	244	732	982	244	732	982	963	991	1,043	1,066
		Preferred Stock Dividends Requirements of Central Hudson	382	1,148	1,535	375	1,136	1,525	1,423	1,415	1,458	1,594
		Total Fixed Charges	$7,718	$21,847	$29,407	$7,285	$21,737	$29,299	$26,696	$23,565	$19,981	$20,857
	Less	Preferred Stock Dividends Requirements of Central Hudson	382	1,148	1,535	375	1,136	1,525	1,423	1,415	1,458	1,594
F.		Total Earnings	$16,656	$66,945	$93,373	$12,020	$61,121	$87,549	$92,309	$89,478	$89,980	$94,766

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.666	1.667	1.670	1.634	1.648	1.658	1.537	1.528	1.579	1.740
K.		Preferred Dividend (Pre-tax) (I x J)	350	1,052	1,408	343	1,040	1,398	1,296	1,288	1,331	1,467
L.		Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
M.		Preferred Dividend Factor	$382	$1,148	$1,535	$375	$1,136	$1,525	$1,423	$1,415	$1,458	$1,594

N.		Ratio of Earnings to Fixed Charges (F/E)	2.2	3.1	3.2	1.6	2.8	3.0	3.5	3.8	4.5	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends										EXHIBIT 12 (i) (i)

		2009			2008		Year Ended December 31,
		3 Months	9 Months	12 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended	Ended
	Earnings: ($000)	Sep 30	Sep 30	Sep 30	Sep 30	Sep 30	2008	2007	2006	2005	2004
A.	Net income	$8,871	$22,682	$27,855	$6,127	$22,065	$27,238	$33,436	$34,871	$35,635	$38,648
B.	Federal and State Income Tax	6,333	16,062	20,123	4,346	15,212	19,273	20,326	21,528	23,936	28,426
C.	Earnings before Income Taxes	$15,204	$38,744	$47,978	$10,473	$37,277	$46,511	$53,762	$56,399	$59,571	$67,074
D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,515	13,863	19,317	4,926	15,064	20,518	18,653	16,425	13,826	11,488
	Other Interest	1,495	3,823	5,019	1,303	3,299	4,495	4,378	3,622	2,577	5,517
	Interest Portion of Rents(1)	127	491	619	218	660	788	898	818	835	954
	Amortization of Premium & Expense on Debt	244	732	982	244	732	982	963	991	1,043	1,066
	Total Fixed Charges	$6,381	$18,909	$25,937	$6,691	$19,755	$26,783	$24,892	$21,856	$18,281	$19,025

E.	Total Earnings	$21,585	$57,653	$73,915	$17,164	$57,032	$73,294	$78,654	$78,255	$77,852	$86,099

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.714	1.708	1.722	1.709	1.689	1.708	1.608	1.617	1.672	1.736
J.	Preferred Dividend (Pre-tax) (H x I)	360	1,078	1,452	359	1,066	1,440	1,356	1,363	1,409	1,463
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
L.	Preferred Dividend Factor	392	1,174	1,579	391	1,162	1,567	1,483	1,490	1,536	1,590
M.	Fixed Charges (D)	6,381	18,909	25,937	6,691	19,755	26,783	24,892	21,856	18,281	19,025
N.	Total Fixed Charges and Preferred Dividends	$6,773	$20,083	$27,516	$7,082	$20,917	$28,350	$26,375	$23,346	$19,817	$20,615

O.	Ratio of Earnings to Fixed Charges (E/D)	3.4	3.1	2.9	2.6	2.9	2.7	3.2	3.6	4.3	4.5
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.2	2.9	2.7	2.4	2.7	2.6	3.0	3.4	3.9	4.2

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.